Exhibit 99

FOR IMMEDIATE RELEASE

CORPORATE CONTACTS:	MEDIA CONTACT:
Merilee Kern	Eric Goldman
Manager, Marketing Communications	Vice President, Neale-May & Partners
858-577-0206	212-213-5400x202
merilee@eDiets.com	egoldman@nealemay.com

INVESTOR RELATIONS CONTACT:
Alison Tanner, CFA	Frank Milano
Chief Strategist	President, Strategic Investor Relations Corp.
954-360-9022	800-499-0971
alison@eDiets.com	frank@eDiets.com

eDiets.com™ Expects Double-Digit Growth in Paying

Subscribers

eDiets.com presents at ThinkEquity ThinkBIG Conference today

DEERFIELD BEACH, FL June 22, 2004 – eDiets.com, Inc. (NASDAQ: DIET), a leading online diet and healthy living destination, today announced that preliminary estimates for its fiscal second quarter ending June 30, 2004, suggest the number of paying members will exceed 225,000 at the end of the fiscal second quarter, representing growth in excess of 10% on a sequential quarterly basis. One of eDiets.com’s stated objectives for 2004 is to aggressively expand its base of paying members.

Average revenue per member this quarter is expected to decline modestly compared to actual first quarter results, reflecting a shift in the mix of payment plans within the active subscriber base. The increased number of paying subscribers, partially offset by somewhat lower average revenue per subscriber, is expected to result in single-digit sequential revenue growth in the fiscal second quarter.

Due to eDiets.com’s record level of advertising expenditures in the second quarter, as well as volatility in the online advertising market, including increasing costs per click, pre-emptions of ad impressions already under contract and spikes in sell-out rates, all of which have previously been reported, the company expects to post a net loss for the second quarter ending June 30, 2004. Because advertising expenses are recognized immediately, whereas subscription revenues are recognized pro rata over the term of each subscription, the company’s net loss under Generally Accepted Accounting Principles (GAAP) will exceed its negative cash flow from operations. Adjusted for the receipt of $6.6 million in proceeds from its April 2004 private placement, the company’s cash balances as of the end of the first fiscal quarter exceeded $12 million.

eDiets.com further noted that in recent weeks average revenue per member per cycle has improved while the average advertising cost to acquire a new member has declined. “The positive trends that we have recently begun to see, if they continue, will take time to reach their full impact on earnings,” said David Humble, CEO of eDiets.com. “Although the company is still tracking below last year’s levels of profitability on a ‘per customer’ basis, our new member economics have improved.”

eDiets.com will be one of the 28 companies presenting at today’s ThinkBIG Conference being hosted by ThinkEquity Partners at the Drake Hotel in Chicago. In its presentation, which will be simulcast live via the Internet, eDiets.com will include these preliminary fiscal second quarter estimates.

To Access the Webcast

eDiets.com will present at 10:00 a.m. Central. The investor presentation will be available via the Internet at: http://www.thinkequity.com/about/conf_ThinkBig.html.

A replay will be available for approximately 90 days following today’s event.

About eDiets.com™

eDiets.com is the Internet’s premier one-stop online diet and healthy living destination offering professional advice, information, products and services to consumers seeking to improve their nutrition and fitness, live healthier, and live longer. Over 1.5 million consumers worldwide have become eDiets.com members since 1997. Throughout 2004, Nielsen//NetRatings ranked eDiets.com as the #1 Most Trafficked Health, Fitness & Nutrition Site, Forbes named eDiets.com “Best of the Web” in the diet and nutrition category and PC Magazine selected eDiets.com as its “Editors’ Choice.”

eDiets.com offers 18 personalized online programs including the Atkins Nutritional Approach™ , The Zone Diet, Shape Up!™ inspired by Dr. Phil McGraw’s book, “Ultimate Weight Solution,” Slim·Fast®, the Perricone Nutritional Face Lift™ , Bob Greene’s “Get With The Program!,” the eDiets.com Alternative to Jenny Craig, and more than a dozen specialized Healthy Living programs for those with special needs, including the Living With Diabetes, Low Sodium, Hypoglycemia/Low Sugar, Lactose/Dairy Free, Heart Smart and Cholesterol Lowering plans. eDiets.com subscribers enjoy a wide range of custom-tailored nutrition, fitness, support, motivation and/or other services, including Online Anytime Meetings providing members with on-demand expert guidance and inspiration and over 100 topic-specific support boards and chat rooms for one-on-one motivation.

Dieting is a $30 billion market with established brands such as Jenny Craig®, Weight Watchers® and several regional brands. Founded in 1996, eDiets.com is a public company (NASDAQ: DIET) headquartered in Deerfield Beach, FL. that operates Web sites at www.eDiets.com and www.eFitness.com, publishes and distributes one of the Internet’s leading electronic newsletters with an opt-in circulation base of approximately 13 million members. eDiets.com also holds affiliations with www.eDietsUK.com in Ireland and the United Kingdom, www.eDiets.de in Germany and www.eDiets.com.es in Spain.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient outside financing, when and if required, on acceptable terms, changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets targeted by the Company, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.